N-SAR Item 77Q(3) Exhibit

     Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


     Evergreen Intermediate Municipal Bond Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      $869,004 $2.15            840,892  $61.77


     Class B      $171,884 $1.73            152,533  $61.77


     Class C      $289,332 $1.72            259,138  $61.77


     Class I      $15,834,904       $2.34            6,698,497         $61.77


     Class IS     $556,144 $2.18            275,354  $61.77